EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Allyson Curtis
The Red Consultancy
(212) 529-8474
allyson.curtis@redconsultancy.com

Lithium Technology Corporation Mourns Death of Harry H. Van Andel, Chairman of the Board

PLYMOUTH MEETING, PA, Apr. 24, 2007 – Lithium Technology Corporation (“LTC”) (OTC: LTHU) announced today with great sadness that Harry H. Van Andel, Chairman of the Company’s board, passed away suddenly on April 18th. He was 63. In addition to serving as the Chairman of the Board since 2005, Mr. Van Andel served as Chief Executive of Arch Hill Capital, Chief Executive and Executive Director of GAIA Holding, a subsidiary of LTC, and a member of the supervisory Board of Directors of GAIA Akkumulatorenwerke, GmbH.

“The board of directors and employees of LTC are mourning the loss of Harry Van Andel who led the company through a critical stage in our development,” commented Amir Elbaz, chief financial officer and executive vice president of LTC and managing director of GAIA. “We are very grateful for the dedication and leadership Harry provided. His tremendous passion, integrity and wisdom will be greatly missed, and his legacy will continue to guide us as a beacon. Our hearts and prayers are with the Van Andel family”

LTC’s Board of Directors will convene in the coming weeks to elect a chairman of the board of directors.

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About Lithium Technology Corporation:

LTC is a global provider of large format rechargeable power solutions for diverse applications, and offers the largest lithium-ion cells with the highest power of any standard commercial lithium ion cell produced in the western hemisphere. With more than 20 years of experience, LTC leverages its extensive expertise in high power and large battery assemblies to commercialize advanced lithium batteries as a new power source in the military and national security systems, transportation and stationary power markets.

LTC manufactures the GAIA® product line of large, high power hermetically sealed rechargeable lithium-ion cells and batteries. The Company’s product portfolio includes large cells and batteries from 10 times the capacity of a standard laptop computer battery to 100,000

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times greater. LTC manufactures a variety of standard cells that are assembled into custom large batteries complete with electronics (battery management systems) and electronics to communicate with other components of the system for performance monitoring.

lTC headquarters are located in Plymouth Meeting, PA and R&D in Nordhausen, Germany. LTC sales for the U.S. and European markets are managed out of each of the offices. For more information about LTC, its technology and products, please visit http://www.lithiumtech.com.

Safe Harbor for Forward-looking Statements: The foregoing information contains forward-looking statements, which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.

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